Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Company Promotes

Craig J. Patla to Vice President of Service Delivery

March 31, 2014 Clinton, Connecticut - The Board of Directors of Connecticut Water Service, Inc. (NASDAQ:CTWS), unanimously approved the promotion of Craig J. Patla to Vice President of Service Delivery for The Connecticut Water Company, effective April 1, 2014. In this new role Craig will oversee the company’s operations, engineering, water quality and service delivery teams.

Craig is a licensed professional engineer and a certified water distribution operator who began his career at Connecticut Water in 1990. He joined the company as an engineer, overseeing the design and construction of various water infrastructure projects including water treatment plants, pump stations, and water main installations. Craig has assumed increasing levels of responsibility in the organization, most recently as Director of Service Delivery, providing leadership and direction for the 100 water professionals who deliver water service from source to tap for the 300,000 people served by Connecticut Water in 56 communities across Connecticut.

Eric W. Thornburg, President and CEO of Connecticut Water commented, “Craig is extremely knowledgeable of our systems and operations, is passionate about our mission, and honors and reflects our core values. He is a natural and accomplished leader, who has embraced his role as the Director of Service Delivery, leading his teams to meet numerous operational challenges and to deliver world class Customer Service.”

Craig is an active member of the water industry professional association, American Water Works Association, serving on various committees including as Chair of the Standards Committee for Ductile Iron Pipe and Fittings.

-more-

Carol P. Wallace, Lead Director on the Company’s Board of Directors commented, “We are confident that Craig has the skills and breadth of knowledge to capably oversee the engineering and service delivery teams, integrating the essential components to provide for delivery of reliable, quality service to our customers.”

Craig’s predecessor, Terrance P. O’Neill recently retired from the position of Vice President, Service Delivery after 35 years of loyal and dedicated service to the Company. The Company and his colleagues thank Mr. O’Neill for his many contributions over the span of his career.

Connecticut Water Service, Inc. is the largest publicly traded water company based in New England. Through its wholly-owned public water utility subsidiaries, The Connecticut Water Company and The Maine Water Company, the Company provides drinking water to 122,000 customers, or about 400,000 people, throughout the states of Connecticut and Maine.

##

News Media Contact:

Daniel J. Meaney, APR

Director of Corporate Communications

Connecticut Water Company

(860) 664-6016

dmeaney@ctwater.com